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                                                                   Exhibit 10.26





August 23, 1999


Ms. James E. Thornton
Vice President Agriculture
Demegen, Inc.
10004 Penford Ct.
Potomac, MD 20854


Dear Jim:


Enclosed is the summary and calculations relating to your Compensation Release Agreement dated September 17, 1997 and Employment Agreement dated August 1, 1998.

Please review and sign one copy of this letter and return to me if you are in agreement with the structure and payment terms.

I will have Mary Silverberg advise you separately concerning your ability to trade your Demegen stock as you transcend from being an officer of the corporation.

If you have any questions, please do not hesitate to call me.



                                             Sincerely,

                                             /s/ Todd B. Fortier
                                             -------------------

                                             Todd B. Fortier
                                             Chief Financial Officer


Agree to the Attached Summary and Schedule:



/s/ James E. Thornton    8/27/99
--------------------------------
    James E. Thornton

Cc: RD Ekstrom


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DEMEGEN, INC.
PAYMENT OF JAMES THORNTON'S DEFERRED COMPENSATION



Amounts owing to James Thornton:

Per Compensation Release Agreement dated 9/17/97:

$3,500 per month for 48 months beginning 30 days after employee is no longer a full time employee of Demegen Employee has option to convert any unpaid amounts into restricted shares of Demegen stock @ $1 per share Payments will begin 3/6/00, after severance payments of $10,000 made 1/6/00 and 2/6/00

Per Employment Agreement dated 8/1/98:

Term - 8/1/98 - 8/31/00

Base Compensation - $60,000 per year

Deferred Compensation - $5,000 per month from the date of the agreement until the date of termination. Payable 30 days after last payment under Compensation Release Agreement in equal monthly installments of $3,500 per month until paid in full. Deferred compensation will accrue interest @ 6% per annum on unpaid balance.

Demegen has option to pre-pay unpaid portion of deferred compensation in whole or part any time after August 31, 2000

Termination without cause upon 120 days written notice, employee then to receive salary ($10,000 per month) for two months after date of termination, along with his Deferred Compensation and Sick Leave benefits.

Termination date 12/6/99 therefore $2,000 for month of December 1999 paid first week of January 2000

Health Benefits paid through 12/31/99
All other expenses paid through 11/30/99

Mr. Thornton has options to purchase 200,000 shares of Demegen common stock @ $0.875 per share. The option expires 10/2/01

Mr.Thornton shall receive a cash payment of $25,000 on January 15 of the year following the fiscal year in which Demegen shall have received an aggregate of at least $3,000,000 in the form of license and/or royalty fees. Mr. Thornton has right to convert any or all of payment into Restricted Shares of Demegen stock @ $1 per share.

Mr. Thornton has 2 weeks of remaining vacation which he will take before 12/6/99

Analysis:
---------

Begin receiving $3,500 per month in accordance with Compensation Release Agreement 3/6/00 Last payment under Compensation Release agreement will be 2/6/04

Begin receiving Deferred Compensation @ $3,500 per month 3/6/04

Last payment under Deferred Compensation agreement will be 8/6/07


Calculation of Deferred Compensation:
-------------------------------------

Accrued 16 months of deferred compensation @ $5,000 per month plus interest or $80,000 (8/1/98 - 11/30/99)



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Calculation of Deferred Compensation:
-------------------------------------
Plus $24,000 for period 10/97 to 5/98 at $3,500 per month


Accrued 16 months of deferred compensation @ $3,500 per month (8/1/98 -
11/30/99)


Accrue interest on deferred interest from first deferral



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